FILED

JUN 9 2000

State Treasurer
Roland Machold

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

G J B ASSOCIATES, INC.

AMC

Pursuant to the provisions of Section 14A:9-4 of the New Jersey Business Corporation Act, the undersigned corporation adopts the following certificate of amendment to its certificate of incorporation, which increases the number of authorized no par voting common stock of the corporation from two thousand five hundred (2,500) shares to five million (5,000,000) shares of no par voting common stock and establishes a second class of stock by authorizing the issue of five million (5,000,000) shares of no par non-voting common stock.

SECTION I.

NAME

The name of the corporation is G J B Associates, Inc.

SECTION II.

DATE OF ADOPTION AND TEXT OF AMENDMENT

The following amendment to the certificate of incorporation was adopted by the shareholders of the corporation on June 7, 2000:

Article Third of the Certificate of Incorporation is amended to read as follows:

> THIRD: The aggregate number of shares which the corporation shall have the authority to issue is five million (5,000,000) shares of no par voting common stock and five million (5,000,000) shares of no par non-voting common stock.
>
> All or any portion of said shares may be issued by the corporation from time to time, and for such consideration as may be determined by the Board of Directors, as provided by law.

SECTION III.

NUMBER OF SHARES

The number of shares of the corporation entitled to vote on the adoption of the amendment was 2,240.

SECTION IV.

ADOPTION BY CONSENT

The holders of all of the shares outstanding and entitled to vote on the amendment have signed a consent in writing adopting the amendment on the 7th day of June, 2000.

S. 800486
Q. 1508829
Q. 1508831
Q. 0100100974